Exhibit 99.1

Press Release
January 27, 2016

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

LCNB Corp. (LCNB) today announced net income of $2,884,000 (total basic and diluted earnings per share of $0.29) and $11,474,000 (total basic and diluted earnings per share of $1.18 and $1.17, respectively) for the three and twelve months ended December 31, 2015, respectively.  This compares to net income of $3,217,000 (total basic and diluted earnings per share of $0.34) and $9,869,000 (total basic and diluted earnings per share of $1.06 and $1.05) for the same three and twelve-month periods in 2014.  Results for 2015 and 2014 were significantly affected by the acquisitions of BNB Bancorp, Inc. ("BNB") on April 30, 2015 and Eaton National Bank & Trust Co. ("Eaton National") on January 24, 2014. In addition, LCNB sold impaired loans with a carrying value of approximately $4.5 million during the second quarter 2015.

Commenting on the financial results, LCNB Chairman of the Board Steve Wilson said, "We are pleased to report our financial results for the three and twelve months ended December 31, 2015. Despite incurring $643,000 in acquisition related costs during 2015, our return on average assets for the full year was 0.94% and our return on average equity was 8.43%. Organic loan growth during the one-year period was $42,530,000 and we obtained $34,661,000 in seasoned loans from the BNB acquisition, both contributing to increased net interest income.

"On a personal note, it is with great pleasure that I announce the orderly transition of the CEO position from myself to Steve Foster, which was effective January 1, 2016. Mr. Foster has been with LCNB for 39 years and has served as president since 2008. He has a thorough understanding of the banking industry and the communities we serve and is the right person for this position. I will retire as an employee on June 30, 2016, but will continue to serve as a director and Chairman of the Board."

Net interest income for the three and twelve months ended December 31, 2015 increased $383,000 and $3,444,000, respectively, from the comparable periods in 2014, due primarily to an increase in the volume of average interest earning assets, primarily loans.

The provision for loan losses for the three and twelve months ended December 31, 2015 was $187,000 and $436,000 greater than the comparable periods in 2014. Net loan charge-offs for for 2015 and 2014 totaled $1,358,000 and $1,397,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest decreased $3,521,000, from $5,802,000 or 0.83% of total loans at December 31, 2014, to $2,281,000 or 0.30% of total loans at December 31, 2015, primarily due to the impaired loan sale mentioned above.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure) decreased from $1,370,000 at December 31, 2014 to $846,000 at December 31, 2015 due to write-downs recognized on commercial property.

Non-interest income for the three and twelve months ended December 31, 2015 was $151,000 and $981,000 greater than the comparable periods in 2014. The increases were primarily due to trust income, service charges and fees on deposit accounts, gains from sales of investment securities, and gains from sale of loans. Gains from sales of investment securities and loans increased because of a greater volume of sales.

Non-interest expense for the three and twelve months ended December 31, 2015 was $895,000 and $1,548,000 greater than the comparable periods in 2014, primarily due to increases in salaries and employee benefits, other real estate owned expenses, and smaller increases in other accounts. Salaries and employee benefits increased primarily due to salary and wage increases, employees retained from the BNB and Eaton National acquisitions, an increase in the number of employees outside of the acquisitions, and an increase in retirement plan expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies, including the successful integration of recently completed acquisitions;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.